EXHIBIT (97)

PEOPLES BANCORP OF NORTH CAROLINA, INC.

EXCESS INCENTIVE-BASED COMPENSATION

RECOVERY POLICY

Effective as of October 19, 2023 (“Effective Date”)

This Excess Incentive-Based Compensation Recovery Policy (this “Policy”) was adopted by the Compensation Committee of the Board of Directors (the “Board”) of Peoples Bancorp of North Carolina, Inc. (the “Company”) and ratified by the Board as of the Effective Date.

Capitalized terms and terms contained within quotation marks used but not defined herein shall have the meanings ascribed to them in The Nasdaq Stock Market LLC (“Nasdaq”) Listing Rule 5608.

A. Background

The Wall Street Reform and Consumer Protection Act of 2010 added Section 10D to the Securities Exchange Act of 1934, as amended (the “1934 Act”). As required by Section 10D, the Securities and Exchange Commission (the “SEC”) adopted final Rule 10D-1 instructing national securities exchanges, including the Nasdaq to establish listing standards that require listed issuers to adopt and comply with a written executive compensation recovery policy. In response, the Nasdaq established Listing Rule 5608. The Company’s common stock is listed on the Nasdaq Global Market (i.e. the Company is a “listed issuer”). This Policy has been adopted to comply with Listing Rule 5608 and to implement the Company’s commitment to comply with Rule 10D-1.

B. Compensation Committee.

The Company’s Board of Directors has delegated to its Compensation Committee the authority and responsibility to interpret and implement this Policy (including directing that actions to recover “erroneously awarded compensation” (as described in Listing Rule 5608(b)(1)(iii)) be taken by the Company) and to make such amendments to this Policy as the Committee deems necessary or desirable.

C. Determinations and Procedures.

1. The Compensation Committee shall determine the Executive Officers subject to this Policy in compliance with Listing Rule 5608.

2. Upon the earlier to occur of a determination (or the date a determination should reasonably should have been made) by the Board, by the Compensation Committee or by officers of the Company authorized to do so under Listing Rule 5608(b)(1) that a restatement of the Company’s consolidated financial statements is required to be prepared, the Compensation Committee will implement, in a reasonably prompt manner, actions to recover “erroneously awarded compensation” Received by Executive Officers during the Company’s three (3) completed fiscal years specified in Listing Rule 5608(b)(1)(i) (the “Recovery Period”).

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3. The Compensation Committee shall cause to be calculated the amount of “erroneously awarded compensation” received by each Executive Officer that exceeds the amount the Executive Officer would have Received had the Incentive-Based Compensation of such Executive Officer been determined based on the restated consolidated financial statements in compliance with Listing Rule 5608(b)(1)(iii) (the “Excess Amount”). The Company shall maintain documentation of calculations of Excess Amounts, including documentation of reasonable estimates of the effect of the restated consolidated financial statements upon the Company’s stock price or total shareholder return where such metrics were a basis of “erroneously awarded compensation” Received.

4. Upon the calculation of the Excess Amount of an Executive Officer, the Compensation Committee will direct the Company to take one or more of the following recovery actions to recover all of the Excess Amount (subject to the provisions of Item 5. below):

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If the award, grant or other Incentive-Based Compensation arrangement (“Incentive-Based Compensation Arrangement”) remains outstanding and is composed of cash or shares of the Company’s common stock (e.g. not paid or otherwise distributed), the Executive Officer will be required to forfeit an amount in value of such cash or shares up to the total of the Excess Amount.

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If an Incentive-Based Compensation Arrangement is composed of shares of common stock or other equity securities of the Company and the Executive Officer has exercised such Incentive-Based Compensation Arrangement (e.g. an option) or such Incentive-Based Compensation Arrangement has been settled in shares of common stock or other equity securities of the Company (e.g. restricted stock or restricted stock units), the Executive Officer will be required to surrender to the Company the number of shares received having a value of up to the total of the Excess Amount.

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If the Incentive-Based Compensation Arrangement is composed of shares of the Company’s common stock or other equity securities and the Executive Officer has sold such shares, the Executive Officer will be required to pay to the Company a cash amount of up to the total of the Excess Amount.

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If the Executive Officer refuses to take, or unreasonably delays in taking, the responsive actions required above, the Compensation Committee may direct the Company to institute litigation against, or to take such other action as the Compensation Committee determines is appropriate respecting, the Executive Officer to recover the applicable Excess Amount.

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5. The Compensation Committee may exercise discretion in implementing recovery actions against an Executive Officer only upon a determination by the Compensation Committee that:

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The direct expense paid to a third party to assist the Compensation Committee and the Company in enforcing this Policy would exceed the amount to be recovered from such Executive Officer; provided, however, as a condition precedent to such exercise of discretion, the Company must first make a reasonable attempt to recover the Executive Officer’s Excess Amount, document such reasonable attempt and provide such documentation to the Nasdaq; or

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Recovery of the Excess Amount of an Executive Officer would likely cause an otherwise tax-qualified retirement plan under which benefits are broadly available to employees of the Company fail to meet the requirements of 26 U.S.C. §401(a)(13) or 26 U.S.C. §411(a) and the applicable regulations promulgated under such statutes.

In addition to the foregoing, the Compensation Committee may:

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Cause the Company to enter into a settlement agreement with the Executive Officer for an amount less than the Excess Amount if it can demonstrate that the expense of pursuing recovery of all of the Excess Amount would be reasonably likely to exceed the amount of recovery agreed upon in the settlement agreement; and

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Cause the Company to enter into a settlement agreement with the Executive Officer requiring (a) payments of the Excess Amount over time from future compensation or from compensation currently owed to the Executive Officer (to the extent such compensation is not “erroneously awarded compensation”), (b) forfeitures or cancellations of other awards of cash or equity securities (to the extent such awards do not constitute “erroneously awarded compensation”), and/or (c) set-offs against other amounts owed to the Executive Officer by the Company if it can be demonstrated that the recovery actions listed in Item 5. would not be reasonably likely to currently obtain recovery of the Excess Amount.

D. No Indemnification.

The Company shall not indemnify any Executive Officer against the loss of “erroneously awarded compensation”.

E. Plans and Agreements.

The Company shall promptly take action to cause all existing plans, agreements and other similar arrangements providing for the award, grant, payment or other distribution of Incentive-Based Compensation to an Executive Officer (“Existing Arrangements”) to be amended to provide that such Existing Arrangements are subject to this Policy and that the Executive Officer who is a participant therein or a party thereto agrees to the Company’s recovery of “erroneously awarded compensation” from such Executive Officer when and as provided by this Policy, Rule 10D-1 and Listing Rule 5608. All future such plans, agreements and other similar arrangements shall contain provisions having such effect.

F. Securities Reporting Obligation.

The Company shall make all disclosures in its filings with the SEC under the 1934 Act or the Securities Act of 1933, as amended (the “1933 Act”), required by the 1934 Act, the 1933 Act or the regulations promulgated thereunder with respect to this Policy and its implementation.

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